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The following is a transcript of a January 19, 2011 conference call with various analysts participated in by Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation (“MHR”) , Ron Ormand, Executive Vice President and Chief Financial Officer of MHR, Brad Davis, Senior Vice President of Capital Markets with MHR, and Glenn Dawson, President and Chief Executive Officer of NuLoch Resources Inc.

Magnum Hunter Resources

Moderator: Brad Davis
January 19, 2011
10:00 a.m. CT

Operator:
Good morning.  My name is (Crystal), and I will be your conference operator today.  At this time, I would like to welcome everyone to the Magnum Hunter Resources conference call on the acquisition of NuLoch Resources.  All lines have been placed on mute to prevent any background noise, and after the speaker's remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you would like to withdraw your question, please press the pound key.  Thank you.  I will now turn the conference call over to Mr. Brad Davis of Magnum Hunter Resources Corporation.

Brad Davis:
OK, this is – I don't know who's talking on the line there, but you're coming across on the conference call.  This is Brad Davis, senior vice-president of capital markets with Magnum Hunter Resources Corporation, and we welcome everybody today from Houston, Texas.

Kind of short notice on this conference call, but we are going to have this conference call this morning to discuss a press release that we put our earlier about a great acquisition that we just made up in the Williston Basin by NuLoch Resources for approximately 327 million U.S. dollars.

On the call today, as you can imagine, we have a number of Magnum Hunter personnel, as well as Glenn Dawson of NuLoch.  And what I'm going to do is, is I'm going to read some forward-looking statements, and then turn the call over to Gary Evans, our chairman and chief executive officer, who is going to make some comments.  And then he'll direct, following his comments, as to who he would like to speak next and the topic that they should cover.

And then we will turn it over, open it up, for Q&A later on.  So forward-looking statements this morning.  The statements and information on today's conference call that are not statements of historical fact, including all estimates and assumptions contained herein, are forward-looking statements, as defined in Section 27-A of the Securities Act of 1933 as amended, and Section 21-E of the Securities Exchange Act of 1934 as amended.

These forward-looking statements include, among other statements, estimates and assumptions related to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for, and develop, oil and gas resources, or exploration and development prospects, future inventories, projects and programs, and expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, and the impact of environmental and other governmental regulations.

Forward-looking statements generally can be identified by the use of the forward-looking terminology such as "may," "will," "could," "should," "expect," "intend," "estimate," "anticipate," "believe," "project," "pursue," "plan," " or continue," or the negative thereof or variations thereon or similar terminology.  These forward-looking statements are subject to numerous assumptions, risks, and uncertainty.

So without further adieu, I'm going to turn the call over to Gary C. Evans, Magnum Hunter Resources chairman and chief executive officer. Gary?

Gary C. Evans:
Thanks, Brad.  We did have an exciting announcement this morning that came out right about the time the market opened.  Magnum Hunter and its board of directors, as well as the board for NuLoch Resources and Glenn Dawson, we've unanimously agreed to merge our two companies.  The transaction and total value is $327 million, so I want to talk a little bit about the reasons for the transaction.

I'll let some others talk about the actual mechanics of the trade and the values.  But from a 60,000 foot view, we're very excited to make this announcement today.  It's not an acquisition.  We deem this, in many respects, a merger.  We are bringing in not only the assets, but the people, of this company to build this three-legged stool that I've been preaching about for the past 18 months, and our goal to have a very unique, unconventional resource company that can grow its asset base in three different areas.

And three areas are the hottest plays in the United States today.  The Bakken, as many of you know, is a much more mature area from the standpoint of being discovered and developed, really, over the last four or five years; really the last two years being the most active.  As I've said before, we are all learning in these resource plays.  But the Bakken, the code, has been figured out and we have found a company that was in there early, that has accumulated significant acreage positions, and has the relationships established with some of the best operators in the Bakken who will allow us to grow this base.

So this is – NuLoch is a pure play, Williston Basin, light oil resource company.  And not only do we have the Bakken up in the Williston, but the Three Forks/Sanish is a significant play that's developing, as well.  Also, the uniqueness about NuLoch is we not only have acreage on the U.S. side of the Williston Basin, but we're also into Saskatchewan in the Canadian side and have activities going on there, as well.

So our goal is to utilize the relationships that have been established by NuLoch and to build upon this.  This gives us a significant base of production that's growing rapidly.  The actual level that NuLoch has in this basin we think will be very significant over the next 12 months.  And with our larger capital base, we'll be able to fund and help fuel that growth.

Today, we're talking about an acreage position of 71,600 acres, of which that's net Williston Basin mineral leases, of which 32,000 or 33,000, rounding off, is Divide and Burke counties.  Now, as many of you know, we have an existing position in Burke County with Legacy Assets of the (old) petro resources.  There's also about 51,000 net mineral acres in Alberta, and so we've got about 500 barrels a day of production in the Alberta side of the Williston Basin.

Without going into a lot of detail with respect to the activities because I want Glenn to be able to talk about his company, we feel like – and this, I think, important for our listeners to know.  This is not Glenn's first rodeo.  This is his fourth company in Canada.  He's very well-known.  He's an exploration geologist.  He's got a great reputation.  His team does, as well.

And Glenn and his team have agreed to not just sell out for cash is what they typically have done in the past, but to take Magnum Hunter securities.  Because they believe, as we do, in the future growth of what we are doing as a company.  So his team has agreed to come over and work with our team and run the North Dakota Williston Basin rocky mountain division of Magnum Hunter.

And we're very excited about that.  Many of his team members will be moving to Denver, where we're going to establish a new office.  And Glenn will be commuting back and forth from Calgary to Denver.  So with that being said, I'd like to maybe let Glenn step in, talk a little bit more about what he's doing with his company and the production growth that we're seeing.

We've got five rigs running right now, and what we can expect over the next year out of NuLoch. Glenn?

Glenn Dawson:
Thanks, Gary, and thanks for tuning in to the conference call this morning.  I just want to say, on top of my statements that we made in the press release, that myself and all of our staff are very, very excited about working with the Magnum Hunter team.  And we think we've created a company, going forward here, unlike any other that's currently built and evolving in the North America marketplace.

So as Gary mentioned, we do have a significant consolidated contiguous land base with very, very limited expiry issues that we've put together.  And this portion of the basin has been emerging.  We've now taken the North Dakota outfit in Divide and Burke county and turned it into a development play.

Primarily, we've been focusing on the Sanish/Three Forks to date, but there's been a significant number of material Bakken wells, middle Bakken wells, that have been drilled by other operators, and now ourselves, that are really establishing the two-pronged attack of Middle Bakken and Sanish/Three Forks which, of course, doubles up your reserve potential and your production potential that other operators a little further down in the core of the basin have recognized.

So as Gary mentioned, we do have five rigs running in North Dakota.  They are operated by two large companies, one Canadian, one America, that are superior operators in this play.  And we rely on them to execute our drilling and production plan.  In Canada, of course, we are the operator.  And we have one rig currently operating full-time in the Williston Basin component of Saskatchewan, where we are primarily targeting Sanish/Three Forks.

So we've seen significant production growth.  Our capital budget this year was $60 million in 2010, and we brought on a lot of new wells.  And we're seeing, as you can see from our press releases, increasing (IP-30) rates on all the wells we've been drilling.  And that's related to increases in fracture stimulation technology across the board.  We're certainly a net benefactor of the longer laterals.

Most of our wells in the U.S. are two-mile wells, now, and that's, of course, what we're targeting not only for technical and for higher EUR reasons, but to continue our lands on a 1280 basis for perpetuity.  So as oil prices have increased our internal rate of returns have gone up, as well.  And these are superior internal rate of returns, or in comparison to most other shale plays in Canada and the United States.

We are continuing to add to our land position in both Canada and the United States.  And we will be – we have signed up another deal in Burke County, and we'll be identifying and press releasing that deal when it closes, probably in the next two weeks, which will be a significant addition to our Burke County acreage where our first well, the Gustafson, was one of the best well we've drilled in a play to date.

Our (IP-7) on that was over 700 barrels a day.  Very, very exciting for us.  A lot of other operators in Burke County have drilled around our block.  And the results have been exceedingly better than a lot of the wells drilled one or two years ago with lower frac effort.  So it's all about the frack effort in this play.

So, Gary, I can go on for half an hour and talk about our position. Is that sufficient at this time?

Gary C. Evans:
Yes.  You might just talk a little bit about – we mentioned in the press release today, and as you and I well know with our reviews, we've got 267 identified drilling locations.  And I think that's important.  Both our companies, it's important for the listeners to know, have had significant jumps in our reserves because we've been developing this resource base.

And one of the things that also I think was exciting for us is that even though you've got your year end reserves that are being finalized now with your third-party engineers, there's significant upside potential for additional booking of those reserves with additional wells per section that we anticipate to be able to accomplish in 2011.

And so you might must touch a little bit about the identified locations you have, and kind of what that means with respect to reserve adds as the year progresses.

Glenn Dawson:
Yes, that's a good point.  Of course, our final year-end reserves will be out probably in early February.  We did publish an update to three reserves to our third-party evaluator.  But NuLoch will be – has already seen, and will be seeing, significant reserve growth primarily because of the activity in the Williston Basin.

A significant thing in this resource play is that there's two targets.  The other significant component is that we're probably looking at a minimum of three wells per section per zone.  So if you start looking at EURs in the range of 185,000 to 476,000 EUR from Saskatchewan into North Dakota, that's per well.  So you can start to get an idea of the magnitude of recoverable hydrocarbon per 1280 spacing unit if you were actually to drill three wells per section in the Middle Bakken and in the Sanish.

It gets you into the millions of barrels per section.  And that's why the risk potential on our block, using very modest allocation of reserves to Middle Bakken, is 31.4 million barrels net to the company; and un-risked 80 million barrels to the company.  So those are the kinds of large resource potential numbers that you can attain using current metrics that we've assigned to primarily the Sanish/Three Forks.

And as I mentioned, on a more limited basis, to the Middle Bakken play, which is emerging across the basin.  So we've got an eight-year inventory of drilling across the block, based on the way we're currently approaching with five rigs running.  And that gets us to the net identified 267 locations in those two formations.

Gary C. Evans:	And then we might just talk a little bit about our agreement to lock up some of the significant shareholders and your management team and board, and what we accomplish there.

Glenn Dawson:
Yes.  We were able to lock up over 37 percent of the total fully diluted outstanding shares.  We've locked up two key significant institutions.  We've locked up all of management on a hard basis.  Plus, we've locked up some investment banker stock – is that – sorry about the phone ringing – as well.

So that's a pretty significant commitment to transaction, with close to 40 percent of the stock being identified and locked up into the process. It's very favorably received.

Gary C. Evans:
Very good.  Well, thank you, Glenn.  And I'm just hanging on because I'm sure we're going to have some questions from some of our analysts.  Ron, I'd like for you, if you could, maybe walk through the actual mechanics of the value and the price paid, and how we kind of got there and what that meant.

Ron Ormond:
Yes, this is Ron Ormond, executive vice-president, chief financial officer of Magnum Hunter.  And I'm pleased to walk through the transaction that we announced this morning.  It is a stock-for-stock transaction, with a total transaction value of approximately $327 million.

The agreement is that Magnum Hunter will acquire NuLoch for $2.50 per share, with a fixed exchange ratio of 0.3304.  This is determined based on a seven-day volume weighted average price of Magnum Hunter as of close of yesterday, January 18, which was approximately – which was $7.63 per share.

As a result of this, we will issue approximately 42.8 million shares, representing 32 percent of Magnum Hunter's current – of Magnum Hunter's fully-diluted shares, assuming the close of NGAS as well as the close of the recent PostRock acquisition that we've closed with here in the last 30 days.

It's of note that NuLoch has no outstanding debt.  So as a result of this transaction, our debt to capital ratio will actually decline pretty significantly, below 20 percent.  All of the financing has been committed.  There is no financing required to finance the transaction.  We have a new $250 million credit facility, which has been underwritten by BMO Capital Markets with an initial borrowing base of $145 million, which is increased from the NGAS in our borrowing base.

We expect the transaction to close on or before April 30, 2011.  It'll be subject to a shareholder vote of both NuLoch and MHR, as well as a final court order in the province of Alberta.  Those are the significant points to point out, and I'll turn it back to Gary.

Gary C. Evans:
Thanks, Ron.  I would like to make a few comments about where we hope, once our transaction closes, the Magnum Hunter stock will begin to reflect what we are seeing in other valuation ratios and metrics related to peers in the Bakken.  And one of the appeals here for this business combination is, we have a U.S. New York Stock Exchange company buying a Canadian-listed company that is predominantly in North America, or I should say U.S., in the Williston Basin.

So what we're hoping to achieve here, outside of the management team and the synergies, is an ability for the Magnum Hunter shares to trade closer to the multiples that the market is applying to the companies that are in this region, i.e. Brigham, Kodiak, Northern, Oasis.  And if you look at any of the metrics out there – whether it's enterprise value to reserves, enterprise value to current production, or enterprise value to acre – you'll see that this transaction is significantly accretive to the Magnum Hunter and the post-closing NuLoch shareholders to the tune of significant movement.

So I would encourage those analysts that are listening today to go and look at those valuation ratios and see where the NuLoch/Magnum Hunter trades today in light of the peers that we are going to now be viewed upon the trade in the Bakken and Williston Basin.  And I think that will get everybody quite excited about what this share price has an opportunity of doing.

So I would like to now turn on the call – we've been talking now for a good 30 minutes – to our analysts and investors that are listening. Operator?

Operator:
At this time, I would like to remind everyone if you would like to ask a question please press star, then the number one on your telephone keypad.  Again, if you would like to ask a question please press star one.  And we'll pause for a moment to compose the Q&A roster.

Your first question comes from the line of Philip Dodge with Tuohy Brothers.

Philip Dodge:
Good morning, everybody.  Very interesting deal, and I look forward to working on it.  I have two questions.  First, on the NuLoch budget for 2011, $80 million.  Will that be added to the existing Magnum Hunter budget, or will it have any effect on the Magnum Hunter budget compared to where it was before?

Gary C. Evans:
Phil, the budget that NuLoch has would be additive to the preliminary $150 million that we've been discussing.  Now the one thing to point out is, about 50 percent – and Glenn, you step in here any time you want – about 50 percent of that $80 million is in Canada and is fully discretionary.  So we obviously – with the wells that we operate in the Eagle Ford, the wells we operate in the Marcellus and the wells that we'll operate with NuLoch in Canada, there's some discretion.

And so we've always said that our goal is to allow these plays to compete for capital dollars based on rate of return. So at this point that budget would be additive.

Philip Dodge:
OK.  And then a question on production.  I saw in the NuLoch literature a forecast of a 2011 exit rate of 2,100 to 2,200 barrels of oil equivalent.  And I'm wondering, with the possibility of more capital available, if that number could be increased, if there could be a higher target.

Glenn Dawson:
Well, we can certainly add more rigs and iron to the equation.  And you know, we do risk our production forecast, especially when it's out a year.  So we're relatively concerned about how we do our production forecasting.

Philip Dodge:	So no change.

Glenn Dawson:
We'd like to stick with the numbers we have now, considering the questions you just asked about our capital last year $60 million and a look forward at $80 million, bearing in mind that in the U.S. we respond to AFEs and we have established a 12-month look forward from our operators as to where we're drilling and how much money we're spending.

So we're totally comfortable with that number.  As Gary indicated, the discretionary component is how we approach the Saskatchewan component of the Williston Basin and how hard we want to move forward the things like breakup.  You'd like it a two-week breakup, you might get a three-month breakup.  Those issues are things that are out of your control.

But we do basically drill a well in under 20 days in Saskatchewan rig-to-rig, right?  So it moves along pretty quickly, but our costs are, again, significantly lower than what we're spending in the U.S.  So I'd like to keep along with the numbers we have out there on the pages.

Philip Dodge:	OK, understood. Thanks very much.

Gary C. Evans:
Now, Phil, it's kind of interesting.  When we did our evaluation, while Canada has lower costs and typically lower reserves, the rates of return are very similar to North Dakota because you have higher costs and longer times to drill the well.  So I think some of the applications that are being made in the United States, such as longer laterals, more frack stages, Glenn is beginning to experiment with that in Canada.

And so that gives us some encouragement that there may be better returns there going forward as we begin to develop and get comfortable with the drilling and fracturing stimulation process up there.

Glenn Dawson:
We're just basically – we're the first company to extend the Sanish/Three Forks play into Canada.  We're the only company actually targeting that zone and working it.  So the key here, driver, in Saskatchewan, is that the royalty structure is incredibly low, incentivizes operators.

Where we are based on depth, we only pay a 2.5 percent mineral tax to the Crown in Saskatchewan on the first 100,000 barrels produced.  It's hard to find another regime anywhere in the world with that kind of incentive to drill.  And that is really the key driver which creates the rate of return for the project in Canada versus, on average, 30 percent royalty on wells in North Dakota.  So you can imagine how that affects your bottom line.

Gary C. Evans:	OK, next caller.

Operator:	Your next question comes from the line of William Butler with Stevens, Inc.

William Butler:	Hey, guys. Can you hear me?

Gary C. Evans:	Yes, hi, William.

William Butler:	How's it going? How long is that lock-up on the shares in management?

Brad Davis:	Well, the deal's terminated, or closed.

William Butler:	OK, so the lock-up on the shares is through April 30?

Brad Davis:	Through closing.

Ron Ormond:	No, until the deal gets terminated. Our drop-dead date in the deal is beyond that, so it's coterminous with that.

William Butler:	OK. So on the – and then the management team, Glenn Dawson, are they going to stay on for awhile, or is a non-compete after they leave?

Glenn Dawson:
Well, the plan right now, as Gary mentioned earlier in the conference call, is that I'm going to go forward with Magnum Hunter in a managing capability and potentially run the wells in Basin.  And my team will stay intact for the most part, and basically carry on and try and grow the overall project.

So we don't see us leaving our roles. And, in fact, we'll be going forward with Newco.

William Butler:	OK, great. Who is the operator on those North Dakota properties?

Glenn Dawson:	There are two operators. One is Baytex Energy Trust of Calgary. And the other is Samson, the private Samson headquartered out of Tulsa operating out of Denver.

William Butler:	OK. And so from here, looking at the combined Magnum Hunter position, does it fit pretty well with the acreage you'll have in Burke County?

Glenn Dawson:	The acreage that Magnum has ...

William Butler:	Sorry, that Magnum Hunter already has.

Glenn Dawson:
Yes, that acreage is just northwest of our current position.  So once you see the map, it's fairly attractive and starts to look like a fairly big block of land, especially once you see the land we're acquiring in another transaction we'll press release shortly.

William Butler:	OK.

Glenn Dawson:	So we're really beefing up in Burke County.

William Butler:	OK. And what are the lifting costs there on the North Dakota side versus in the Saskatchewan side?

Glenn Dawson:
Well, you can see from our press releases we're about $8 in North Dakota, and in Canada we're putting in a water disposal system.  Our left target is under $10 on the Canadian side.  We do produce a little bit more water, but we think we can carve a couple of bucks out of that once we get this system up.  So under $10 is our target; ultimately eight bucks.

William Butler:	OK. And then take-away capacity in this part of the – on the North Dakota side, as well as Saskatchewan and differentials?

Glenn Dawson:	Well, differentials – and there is a differential in the United States and it has been varying. It's been dropping. Currently, you know, I'd have to say it's probably around $8 WTI.

Brad Davis:
Let me interject something.  This is Brad Davis.  William, and we'd ask all the other analysts, that you know these modeling-type questions, if you could just maybe give me a call after this conference call I'll be happy to go over these modeling questions with you.

William Butler:	Sure thing.

Brad Davis:	Since we have Gary and Glenn, maybe we could just ask more strategic big-picture type questions as to how this really fits in for the combined company to create shareholder value going forward.

William Butler:
Sure thing.  Well, yes, so just one more question then.  So looking at the overall combined entity now for 2011, what should we expect in terms of your production mix between Bakken and Eagle Ford and Marcellus?

Gary C. Evans:
Well, the idea would – the goal is to have kind of a third, a third, a third.  Obviously, that doesn't happen exactly that way.  Our Eagle Ford is coming on very strong.  Our Marcellus is coming on very strong.  We actually are putting our second Marcellus well on here in the next couple of days.  We're almost done drilling out our plugs.

And so I think our goal is to have a third, a third, a third.  We'll probably be more, I would say, the Eagle Ford might be ahead of the game with respect to that ratio.  But that is the goal, to keep it well-balanced with two oil plays being the Eagle Ford and being the Bakken, and then the liquids-rich natural gas play being the Marcellus.  So the goal is to kind of split them up.

Gary C. Evans:	Ron, did you have a comment?

Ron Ormond:
We can go through it in detail, William.  But actually, with the NGAS you have to factor that in, too, right?  So with that in play right now, you're going to have a little more skew to the Marcellus.  NuLoch also ties in with our existing North Dakota production so you got to add that in.

And then the Eagle Ford is obviously growing very quickly.  So I would say it's actually probably 40-40-30 right now.  But over time, over the year, again I think it'll move closer to that one-third each.

William Butler:	OK, great. Congratulations. Thanks, guys.

Gary C. Evans:	Thank you.

Operator:	Your next question comes from the line of Chad Mabry Rodman and Renshaw.

Chad Mabry:
Thanks.  Good morning.  Congrats, guys.  I appreciate all the detail provided in the release.  And Glenn, maybe if you could help out a little bit.  Some of the EUR well cost data is a little wide-ranging.  Could you maybe help me out.  Does that correspond to maybe different lateral lengths, U.S. versus Canada.  And any help there would be appreciated.

Glenn Dawson:
Yes, that's a really good question.  And, of course, in Canada it's significantly shallower and we're only drilling one-mile laterals because really that's the technology we have that the rigs – that are basic capability.  And the royalty in Canada is based on the well length.  It's based on the well.

So you don't get another 100,000 barrels of royalty release by drilling a mile and a half or two-mile laterals.  So obviously you're much better off spending $3 million to $3.5 million on a one-mile well, fracing the hell out of it with 30 stages, which is what we're currently doing.  And as I mentioned earlier, we are the only, and first, company that pushed this play into Canada.

So there is limited well production history in the basin.  So we've had wells on production now for just over a year, and we're starting to get a handle on what – as our evaluators are – on what the EURs project out to.  So that's why we're coming up with the EUR.  And that's why, as 185,000 EUR – and that reflects the Canadian component of the basin.

As we move further south into the U.S., where it gets deeper, higher-pressured, we're obviously seeing significantly higher EURs, which is reflected in the one- and two-mile laterals, now the larger frac, which are currently maxing out in the 475 range for our best two-mile laterals.  I hope that answers the question.

Chad Mabry:	That helps a lot. I appreciate it. And you beat me to the punch there on the royalties. But could you break out the royalty that you are paying in the U.S. versus Canada?

Glenn Dawson:
In Saskatchewan it's 2.5 percent on a Crown lease for the first 100,000 barrels.  And then it moves up into the 25 percent range.  There's also a small mineral tax.  So your total burden on a Crown well would be 4.2 percent.  In North Dakota, we're using across the board 30 percent because, on average, that's what we're coming up with as a total burden for our wells in North Dakota.

Chad Mabry:	OK, I appreciate it. Thanks, guys.

Glenn Dawson:	... includes the 11.5 percent state mineral tax.

Chad Mabry:	OK, 30 including the – OK, got it.

Operator:	Your next question comes from the line of Kim Pacanovsky with MLV.

Kim Pacanovsky:
Hi.  Good morning, everybody, and congratulations to all of you.  I have a question about the terminology in your press release.  You say that the current productive capacity is 1,550 (BOE) a day.  What exactly do you mean by "capacity"?  Is that the current production rate?

Glenn Dawson:
We had – the way these wells work is, you drill them, case them, frac them, and then they flow.  And those wells might flow for one week or two weeks or two months or three months.  Then you have to go in, when they stop flowing, and clean them out.  That process could take one month to two months.  So the well, which is drilled, cased, capitalized, known to be productive, and right on a curve stops producing for that period of time.

So based on the wells that we've drilled, had a working interest in, we've been able to calculate what our corporate productive capacity is right to the barrel because we've got wells that are flowing.  So on any given day, depending on what's now been worked over, our production could be 1,250, tomorrow 1,350, the next day 1,450.  But based on wells that are currently drilled, cased, and then waiting to be equipped that is our productive capability in NuLoch.

Kim Pacanovsky:	OK, all right. Then I guess that answers my question about your – in your presentation you had a 2010 exit of 1,650.

Glenn Dawson:	Correct.

Kim Pacanovsky:	So OK.

Glenn Dawson:	Go ahead.

Kim Pacanovsky:	Sorry, go ahead. No, no.

Glenn Dawson:	Did I answer your question?

Kim Pacanovsky:
Yes, you did.  You answered my question.  All right.  So then if you just look at the $80 million budget in 2011, which, Gary, I know you said that can – you're going to put money where the best return is, and so there could be some flux in that.  But right now, based upon the budget that NuLoch had, how many wells will be north versus south of the border in that program?

Glenn Dawson:
That's a question for me?  Well, currently we've got a 50-50 split.  Our working interest in Canada is, on average, 70 percent.  And we operate in North Dakota, in Divide County, at 10 percent.  And we currently have five rigs running on that pace.  Burke County, up to 30 percent.  So from a capital perspective, we've split it right down the middle at this time.

So if you want a number ...

Brad Davis:	You're going to have quite a few more wells south of the border because of the ...

Kim Pacanovsky:	The working interest.

Glenn Dawson:	Yes, the working interest is 70 percent Canada. Average in the U.S., you run with a 15 percent to 18 percent number would be, when you blend in Burke County. That's kind of a good way to look at it.

Kim Pacanovsky:	OK. And who is the major player that you're joint ventured with in North Dakota? Is it Baytex, or is it Samson, or is it roughly equal?

Glenn Dawson:
In Divide County, on the 100 percent block, Samson has 52.5 percent, Baytex has 37.5 percent.  The block is split into to unique operating areas.  Of course, Samson is operating three rigs, Baytex is operating two rigs.  In Burke County, where we have up to 30 percent, we're in there with Samson and True Energy out of Casper.  Samson is the designated operator on that block.

Kim Pacanovsky:	OK, that's all I had, guys. All my questions have been answered. Congratulations.

Glenn Dawson:	Thank you.

Operator:	Your next question comes from the line of Subash Chandra with Jefferies & Company.

Subash Chandra:
Yes, good morning.  First question's for Gary.  I guess you're now – you vaulted to pro forma over a billion dollar-type company, enterprise value better than that.  How do you see the rest of 2011 panning out?  And this valuation discrepancy which you highlight between Canada and the U.S., which looking at names like NOG or KOG, is vast.

Would you say as a rule of thumb publicly-traded companies in the U.S. are off-limits?  And the reverse is true, that there's more Canadian public opportunities to – I hate to use the term "roll-up," but to acquire?

Gary C. Evans:
A really good question.  You know, all of us, back in the early '90s, began to experience the U.S. move into Canada and making acquisitions of Canadian-based companies because of that very thing, that price disparity that exists.  And who knows?  Maybe we had just started that trend.

But unquestionably, there's a huge market disparity between the U.S. Williston Basin companies versus the Canadian Williston Basin companies.  And while we tried – you know, we bridged that gap a little bit with this transaction.  We think once this portfolio is in us, and people see the kind of growth and see what our plans are, that that gives the stock a tremendous amount of room for getting closer, if not to, these other companies.

So our goal is to be the best oil and gas operators we can.  And with the acreage position that NuLoch has assembled, we're very excited about that.  They've got great partners.  The Williston Basin, as you know, Subash, is a little different.  The non-operators get valued at the same level as the operators.  So here we'll be both.

We'll be operating in Canada.  We won't be operating in the U.S. in Williston yet, but you know that will likely change based on our business model.  So I think that maybe we are started the trend.  We couldn't find a U.S.-based acquisition that made sense economical based on what we already owned.  This is the only one of all the deals we've looked at that made sense.

And, more importantly, we really like the people and the fact they wanted to stay with us and help grow the enterprise.  So this is truly a situation where Glenn is as excited about our prospects in the Marcellus and the Eagle Ford as we are about his prospects in Williston Basin.  And we hope this is a one-plus-one, it's four-five, not just three.

Subash Chandra:
Could you characterize maybe what other opportunities you might be looking at?  I think you guys, on a prior earnings call, kind of tossed out numbers on how many transactions you were looking at.  Could you update that number?

Gary C. Evans:
Yes, the problem that we've got now is that it's very unusual that a public company like us would have two acquisitions that are public companies.  So with NGAS and with NuLoch, here we are making two acquisitions.  The problems that creates is that we have to put the NuLoch pro forma information into the NGAS proxy.  We have to put the (End Gas) information in the NuLoch processes.

So my lawyers, which are about to pull their hair out if they aren't bald already, are telling me slow down.  So we're going to have to cool our jets here for the next 60 days to 90 days 'til we get these two transactions closed.  Because if we do another transaction, then we have to pro forma that in the proxies.

So we've got our boat loaded here.  Let's get these two transactions closed.  Now the thing that gets me excited, because Glenn has the same mentality I do, is that we see all kinds of bolt-on transactions.  And he's already mentioned an acquisition that NuLoch's in the midst of doing that we really like.  It's very accretive.  It's buying the acreage right.

It's bolt-on, just like we did with the PostRock acreage, which is closed now.  We did two closings, one right before the end of the year and one on January 15.  So PostRock is in the bag and we own that.  And we're already.  Because of that transaction we closed, we just entered to a new joint venture with an operator, that we'll announce soon, to drill additional wells.

So the bigger you get, the more active you are in any basin, the bolt-ons come along . And that's what really gets us excited, is having this foothold that NuLoch has established gives us that opportunity to put those bolt-on transactions.  And those are deals where you really can make some great returns.

Subash Chandra:	And the final question for Glenn, the risk resource, 31 million barrels, 33 percent probability of success. What are your latest thoughts on that risk factor?

Glenn Dawson:
Well, we've significantly de-risked the Sanish/Three Forks across the block.  So we're basically applying a one-in-three chance of success, saying that one well across the space unit is going to work in here.  What you have to remember is that the land block is proliferated with vertical wells which identity the existence of the Sanish/Three Forks interval in saturated sand and the lower Bakken Shale, which is a source for the hydrocarbon.

So your risk of encountering the zone across a block is zero.  And we know it's saturated.  So that's the way we've approached it.  You can – you can look at it any way you want.  You can say it's conservative-aggressive.  But we're saying it's a one-in-three percent chance outside the developed area, which we've basically said this area is 100 percent chance of success of getting three wells per section because we've got 70 wells in there.

For the Middle Bakken, which is really emerging on the Nesson, we've taken a really conservative approach and said only 20 percent of the land is perspective and built that in to our number.  And I can assure that that is a very conservative approach, based on the known existing producing wells in the Middle Bakken and the well control we have in a vertical sense.

So I think we can look forward to that number growing as the years progress and the wells get drilled.

Subash Chandra:	OK, thank you.

Operator:	Your next question comes from the line of Stephen Berman with Pritchard Capital.

Stephen Berman:
Good morning, everyone.  The first question regards the non-Williston Basin assets at NuLoch.  If you can maybe talk about those.  Also if your plans are going to change for 2011 on what you might have spent on those assets, now that you'd be part of the Magnum Hunter company.

Glenn Dawson:
Right.  Well, for the last basically two years we haven't spent a lot of money in NuLoch except in the Williston Basin.  So I think Gary mentioned earlier, we're completely focused at pure play on the Williston.  The Alberta assets, I don't know if you follow Canadian oil and gas politics.  But in Alberta, they made a royalty change that basically took us from the upper quartile to the lower decile of royalties in the world.

And eventually left so we stopped spending money in Alberta.  They're trying to rectify that, but our current properties we have two primary ones.  A large, long-life, shallow gas play with a 25-year reserve life, which is a good stabilizer for our production and our reserves.  And the second is a low-decline, prolific light oil pool in the Peach River Arch, which produces day in-day out 250 barrels a day net for the company and is basically a cash center.

We do have a couple of things we're looking at.  In central Alberta, where we have a material land position in the K-Bob area, one is a conventional light oil play and one is an unconventional light oil play.  That as you move forward in 2011, in discussions with our new Magnum team, we may allocate a minimal amount of capital to, or we may not.  But basically, 99 percent of the money is going into the Williston Basin.

Stephen Berman:	Is there a market to monetize any of these assets?

Glenn Dawson:
Well, I can assure you – I can tell you that the price of gas in Alberta isn't what it is in West Virginia.  So the gas market is pretty depressed from a price scenario.  So I don't think selling gas assets in Alberta is an extremely intelligent move unless you're under duress, which we're not.

Gary C. Evans:
Steve, as you well know, we've talked about selling non-core assets, and began that process last year with the sale of Cinco Terry.  We've now got an agreement to sell the properties over in Louisiana, the East Chalkley that we're working on closing.  But as Glenn mentioned, we don't have to sell anything.  You know, we're looking for the right price.

And I agree with him on these gas properties.  You know, they're very low-cost.  We don't have to spend any capital.  We'll probably just hold them until gas prices, hopefully, improve over the next year or two.  And then if we decide to do something, do it then.  But our focus on capital allocation is all in these three resource plays.  It's not in any other properties.

Stephen Berman:	OK. And one clarification, Gary. In the press release, you say, anticipating an exit rate exceeding 10,000 barrels of oil production per day for 2011. Did that mean to say BOE?

Gary C. Evans:	It did.

Brad Davis:	... mistake.

Stephen Berman:	Just wondering.

Gary C. Evans:	I think that press release got drafted about 18 times, and we were up 'til about two in the morning. So that was a – you have to forgive me.

Stephen Berman:	I do. OK, that's it for me. Thank you.

Operator:	Your next question comes from the line of Irene Haas with Wunderlich Securities.

Irene Haas:
Hello, everybody.  I have a question, actually, on the basic geology.  Can you kind of maybe elaborate a little bit in terms of the North Dakota acreage?  I mean, how many – how much percentage of your land base is prospective for both Middle Bakken and Three Forks/Sanish, and simply on the Saskatchewan side.

And can you enlighten us on the difference in terms of rock type permeability?  Because it's a bit of a different game.  It's shallower, as such.  And also, what kind of innovations the Canadians have been using to explore the Bakken/Three Forks plays on the Saskatchewan side.  Thanks.

Glenn Dawson:
Well, that's six questions.  So let's start with the question regarding what percentage of our acreage is prospective for Sanish/Three Forks.  In the United States and in Saskatchewan, we think that number is very close to 100 percent.  There's basically enough development in the Sanish/Three Forks that we can make that statement.

The question, as you go further north in Canada, you do get slightly higher water cuts than we've experienced in North Dakota.  At $90 a barrel, moving all the water isn't an issue.  The permeability in the Sanish is very low.  Typically, if you get up a milidarcy that would be really good, but it's highly fractured.

And that's because of the expulsion of hydrocarbons from the source rock, the Lower Bakken shale, which is immediately in superposition above that.  When the oil comes out of the shale it cracks the rock, and really that's the story.  We lay our laterals in the Sanish.

As you move north, the permeability increases in both the Sanish and the Middle Bakken.  We haven't really allocated a lot of potential to the Middle Bakken in Canada just because of the migration pathways and how we've mapped it, and the limited well control in drilling.  So we're really only dealing with Sanish/Three Forks in our numbers that we've published here for Canada.

Whereas, I think did answer the previous question about what percentage of our acreage in North Dakota is prospective and how we've risked it to get to this 31.4 million barrels.  And we see it relatively low-risk for Sanish/Three Forks, slightly higher risk for Middle Bakken.  But I expect that to change fairly dramatically.

Our Gustafson well in Burke County was the first big well drilled over there, and that really de-risked that block.  Subsequently, three other operators have come in and drilled wells five, six, eight miles away from us.  They have all been big wells so that's really helping in de-risking.  We de-risk in that Middle Bakken in Burke County.

Irene Haas:
And I guess, really, in Burke County the issue is, like you mention, higher water cut.  So that factors into the economic, and almost how much money, per se, you spend drilling and completing.  If you get the math right, it ought to work.  And is the Middle Bakken terribly different in terms of lithology as you go sort of from the more core area northwards into Canada?

Glenn Dawson:
Not really.  The water cut on our Gustafson well is right in line with our expectations.  You know, we expect to see water cuts in the 30 percent, 40 percent range in Burke County, which is – and we're still maintaining $8 operating costs.  So that's excellent.

As you move north into Canada it's highly variable.  If you look at the Taylorton field, that's a really mixed bag.  I mean, you've got wells in there that make 20 percent water cut and you've got wells in there that make 90 percent water cut.  So it's highly variable in the Taylorton area.

But when you're on the Nesson, you're really looking at water cuts between 20 percent and 50 percent is really what you're – is the norm for both of those formations.

Irene Haas:	OK. And sort of has the Canadian side – you guys do anything sort of a little different from the U.S. producers that is more innovative in your mind?

Glenn Dawson:
I don't know if it's innovative.  What we are doing in Canada, we are drilling one-mile wells.  But we're using case hold technology.  We're not using a ball drop, packers plus type technology.  We case and cement our liner in, and then we're approaching our completions with a high number of stages, 30 per mile which would be like 60 in a two-mile well.

But we're using relatively low tonnages, 10 tons to 20 tons.  And that seems to be working for us.  Keeps our cost down.  And we have gone up from 10 tons to 20 tons.  So those are the fundamental changes in how we've approached our completion.  We are looking at the results of slick-water fracs in some of the wells.

We even, in high-grade fracs in North Dakota that we've been doing with Samson, have been seeing if we can move that technology forward into Canada.  But as of this time, we haven't actually attempted to do a slick-water frac in Tableland.

Irene Haas:	Great. Thank you so much.

Glenn Dawson:	You're welcome.

Operator:	Your next question comes from the line of Derrick Whitfield with Canaccord Genuity.

Derrick Whitfield:	Good morning, Gary and team, and congrats on a solid merger.

Gary C. Evans:	Thank you very much.

Derrick Whitfield:	Glenn, as a follow-on to Irene's geologic questions, could you comment on your depth to the Three Forks/Sanish interval in Canada?

Glenn Dawson:
Well, the structure, of course, as you know, is consistent.  And it's dropping about 35 feet to 50 feet per mile from Canada.  So we're – at the border, we're about 2,200 meters, which is 7,400 feet.  As we drop down into Divide County, you know, you're looking upwards of 9,000 feet.

And I think that's a significant difference because you go from slightly – from being normally pressured, slightly over-pressured, to being over-pressured.  And I think that's a big difference.  You're more in the kitchen, and experience more water cuts.  And, you know, we are pumping big jobs in Divide County, up to 75 tons a stage which is radically different than what we're doing in Canada.

And it seems to be working.  Our RTs in the U.S. probably related to depth.  And there are things I just mentioned have improved significantly in the last year on our one- and two-mile wells.  And we went to the higher stages and bigger fracks.

Derrick Whitfield:	Terrific. That's very helpful. And then if you could comment, in general, on the time you have remaining, on leases on both sides of the border.

Glenn Dawson:
In North Dakota, our lease position is excellent.  We don't have any significant expiry issues in Divide County.  We've been working with our partner to re-lease option and top lease any leases that were in jeopardy.  So we've got a pretty much blue sky visibility, a five-year horizon, without any significant issues.

So on a large contiguous block, which is significantly more value than scraps that you can pick up.  Canada, we've taken care of most of our expiry issues for 2010.  We did add a bunch of land in last and sale, which increased our net in the Williston to over (71,000).

We've got about eight sections expiring by June of this year, and we're endeavoring to drill as many of those leases prior to June 30 as possible.  But it's likely we'll lose two or three sections in Saskatchewan, just based on our ability to get to those leases.

Derrick Whitfield:	And how does that carry over into 2012?

Glenn Dawson:
Those are the bulk of our expiries.  After 2011, we're in pretty good shape.  Most of the leases will start to become held by production as we drill more wells, of course.  And we have a large 100 percent block that doesn't expire for three years, which is about a third of our position.

Derrick Whitfield:	Thanks for that. And then you mentioned earlier that one of your Burke County wells was one of your best. Could you provide any color on the cost and frack design of that well?

Glenn Dawson:
It was a two-mile lateral frack for 30 stages, up to 75 tons per stage, $6.9 million on the AFE.  And that was a Middle Bakken well operated by Samson, and our working interest was close to 19 percent.  And Northern in that well.  I think (IP-7) was over 700 barrels a day.

That well's just been drilled out.  And I notice this morning they're racking up a pump jack.  So that should be back on production in the next week.  A big well for us.  We did participate in acquisition of a lease with Oasis in a well, the Peters Well.  Immediately south of that to a 6.5 percent working interest in that well.

That well is now online, and we'll be reporting on that well in our operations update, which will be coming out fairly soon.

Derrick Whitfield:	All right. Thanks, guys, and congrats on a solid merger.

Glenn Dawson:	Thank you.

Gary C. Evans:	Very much.

Operator:	Your next question comes from the line of Judy Delgado with Alpine Associates.

Judy Delgado:
Yes, good morning and congratulations.  We just had a quick question more for NuLoch shareholders on the merger consideration.  Could you detail whether or not that exchange ratio could change between now and closing?

Gary C. Evans:
It's locked.  It should not change.  Our goal is not to change it, and that's why we signed a definitive agreement locking in the ratio, as well as locking in the significant shareholder.  So it's concrete from our perspective, and that's where we plan on closing.

Judy Delgado:	OK. So there's no collar mechanism, so to speak, on that ratio?

Gary C. Evans:	No, it's fixed.

Judy Delgado:	OK, wonderful.

Gary C. Evans:	It was floating while we had the letter of intent, and it got locked in this morning when we signed the arrangement agreement.

Judy Delgado:	OK, thank you.

Brad Davis:	Operator, I think that's all we have. We can go ahead and close the call now. Gary, would you like to have some closing comments?

Gary C. Evans:
I would just like to tell everybody that we think that as the dust settles and everybody has a chance to really dig into what has been accomplished here it will be perceived as a real win-win situation for both the NuLoch shareholders and the Magnum Hunter shareholders.

We're building a very unusual, unconventional resource company that has three significant assets, being the Eagle Ford, the Marcellus, and now a big foothold in the Williston Basin.  And I think that gives us a very, very unique property base that the market can see our activities.  They will be competing for capital dollars.

Our goal is internal rates of return, and to build the company for the shareholders' benefit.  And so I think that we now really completed, through these two acquisitions of NGAS and now NuLoch that goal of having that three-legged stool that we can build upon.  And we're very excited about where this company will be by the end of 2011 and into 2012.

And we're excited about the team that's coming over from NuLoch.  With that, we'll sign off.  And I appreciate everybody that dialed in on the call today.  If you have specific questions, analysts please be sure and call Brad.  Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END

Forward-Looking Statements

Except for historical information contained herein, the statements in this communication are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties.  Forward-looking statements are based on information available to management at the time, and such forward-looking statements involve judgments.  Such forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; the benefits of such transaction and its impact on the Company’s business; and any statements of assumptions underlying any of the foregoing.  In addition, if and when the proposed transaction is consummated, there will be risks and uncertainties related to the Company’s ability to successfully integrate the operations and employees of the Company and NuLoch.  Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions.  These forward-looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to various risks, uncertainties and other factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond management’s control, that could cause actual results to differ materially from estimated results expressed in or implied by these forward-looking statements.  Such risks and uncertainties include, but are not limited to, the risk to both companies that the proposed transaction will not be consummated; failure to satisfy any of the conditions to the proposed transaction, such as the inability to obtain the requisite approvals of NuLoch’s shareholders, the Company’s shareholders and the Court of Queen’s Bench of Alberta with respect to the proposed transaction; adverse effects on the market prices of the companies’ common stock and on operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; negative effects of announcement or consummation of the proposed transaction on the market price of the companies’ common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the proposed transaction; and other factors, all of which are described more fully in the Company’s filings with the SEC.  Forward-looking statements made in the communication, or elsewhere, speak only as of the date on which the statements were made.  New risks and uncertainties arise from time to time, and it is impossible for management to predict these events or how they may affect the Company or anticipated results.  All forward-looking statements are qualified in their entirety by this cautionary statement.  In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this communication may not occur.  The Company has no duty or obligation to, and does not intend to, update or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except as may be required by law.  Readers are cautioned not to place undue reliance on forward-looking statements.

Additional Information

In connection with the proposed transaction, the Company will file a preliminary proxy statement and definitive proxy statement with the SEC.  The information contained in the preliminary filing will not be complete and may be changed.  STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.
The definitive proxy statement will be mailed to the Company’s stockholders seeking their approval of the issuance of the MHR Shares (including the MHR Shares issuable upon exchange of the Exchangeable Shares) as consideration for the proposed transaction.  The Company’s stockholders may also obtain a copy of the definitive proxy statement free of charge once it is available by directing a request to: Magnum Hunter Resources Corporation at 832-369-6986 or 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056 Attention: Investor Relations.  In addition, the preliminary proxy statement, definitive proxy statement and other relevant materials filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov or stockholders may access copies of such documentation filed with the SEC by the Company by visiting the Investors section of the Company’s website at www.magnumhunterresources.com.

Participants in the Solicitation

The Company and its respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation is available in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on September 3, 2010.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The MHR Shares and Exchangeable Shares to be issued in the proposed transaction in exchange for NuLoch Shares have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company intends to issue such shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.  The Arrangement Agreement contemplates that the issuance of the MHR Shares upon exchange of the Exchangeable Shares will be registered under the Securities Act.